AMENDED AND RESTATED ARTICLES OF
                   INCORPORATION OF NATIONAL ROLLING MILLS CO.


     RESOLVED, that the Articles of Incorporation of National Rolling Mills Co. be and they are hereby amended so as to read, in their entirety, as follows:

     1st. The name of the Corporation is NRM Investment Company.

     2nd. The location and post office address of the Corporation's registered office is Morehall Road, Malvern, Pennsylvania 19355.

     3rd. The Corporation is incorporated under the Pennsylvania Business Corporation Law for the purpose of engaging in the business of an investment company, and shall have unlimited power to engage in and to do any lawful act concerning any or all lawful business for which corporations may be incorporated under said Pennsylvania Business Corporation Law.

     4th. The Corporation is to exist perpetually.

     5th. The aggregate number of shares which the Corporation shall have authority to issue is 1,000,000 shares of common stock of the par value of $.10 each.

     In each election of directors, shareholders shall not have cumulative voting rights.

     6th. The Corporation is further expressly empowered as follows:

        (a) The Corporation may from time to time enter into written contracts with any persons, partnerships (general or limited), associations, trusts or corporations to act as investment managers and/or in other capacities for the Corporation and to provide such advice and/or other services as the Board of Directors of the Corporation may from time to time consider necessary or desirable and proper for the proper management of the Corporation's portfolio of securities and investments, and also to provide such research and statistical service, office space, and/or financial, bookkeeping and other services and facilities for the Corporation as the Board of Directors may deem necessary or desirable and proper. The compensation payable by the Corporation under any such contract shall be such as is deemed fair and equitable by the Board of Directors.

        (b) The Corporation may appoint one or more distributors, underwriters and/or agents for the sale of its shares, may allow them commission, discounts or "spreads" on the sale of such shares, and may make and perform such contract or contracts with them as the Board of Directors of the Corporation in its discretion may deem necessary or desirable and proper.

        (c) The Corporation may employ and pay such custodian or custodians for the safekeeping of all or any of the property of the Corporation and of its shares, such

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dividend disbursing agent or agents, such brokers and such transfer agent or agents and registrar or registrars for its shares, and may make and perform such contracts for the aforesaid purposes as the Board of Directors in its discretion may deem necessary or desirable and proper. The Board of Directors may cause any or all of the property of the Corporation to be transferred to or to be acquired and held in the name of a custodian so appointed or in the name of any nominee or nominees of the Corporation or nominee or nominees of such custodian satisfactory to the Board of Directors.

        (d) The same person, partnership (general or limited), association, trust or corporation may be employed as investment adviser and/or distributor and/or underwriter and/or custodian and/or broker and/or in other multiple capacities and may receive compensation from the Corporation in as many capacities in which such persons, partnerships (general or limited), associations, trusts or corporations shall serve the Corporation.

     Neither the foregoing provisions nor any other provisions of these Articles of Incorporation shall be deemed to require the Corporation to enter into contracts or arrangements or take any other action referred to in this
Article 6th. Such contracts or arrangements shall not be required to be made and such action shall not be required to be taken except as determined by the Board of Directors.

     Neither the foregoing provisions nor any other provisions of these Articles of Incorporation shall protect or purport to protect any director or officer of the Corporation against any liability to the Corporation or its stockholders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.